Exhibit 99.1
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024
www.tollgrade.com

CORPORATE COMMUNICATIONS
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE REPORTS SECOND QUARTER 2007 RESULTS
PITTSBURGH, PA — July 18, 2007 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenues of $14.2 million and earnings per share of $0.03 on a GAAP basis and $0.06 on a non-GAAP basis for the second quarter ended June 30, 2007. In comparison, for the second quarter of 2006, revenues were $16.3 million and earnings per share were a loss of $(0.01) on a GAAP basis and breakeven on a non-GAAP basis. On a year to date basis, for the six month period ended June 30, 2007, revenues were $27.2 million and earnings per share were $0.04 on a GAAP basis and $0.10 on a non-GAAP basis, compared with revenues of $33.9 million and earnings per share of a loss of $(0.01) on a GAAP basis and breakeven on a non-GAAP basis in the corresponding prior year period. Revenues and earnings per share for the second quarter were below the range of estimates the Company provided on April 25, 2007, which indicated revenues could range from $15 million to $19 million and GAAP earnings per share could range from $0.07 to $0.19. On June 21, 2007, the Company further indicated that revenues and earnings would be near the low end of the previously established ranges due to delays in international project-related acceptances.
“Our second quarter performance was impacted primarily by the delayed timing of customer acceptances for one of our large international projects, as previously announced,” said Mark B. Peterson, Tollgrade’s President and CEO. “Although the timing of acceptances for some of the products already delivered in connection with the project has been extended, the project has progressed significantly in recent weeks. We have now received additional purchase orders and letters of credit for many of the remaining products expected for this stage of the project, and we are confident that the acceptance delays will be resolved in the third quarter. We continue to expect that the project will contribute to our performance as anticipated for the year,” added Peterson.
Second Quarter 2007 Revenue Results
Sales of Tollgrade’s DigiTest® system products were $3.6 million in the second quarter of 2007, compared to $4.1 million in the same period of 2006. DigiTest revenues from shipments of the Company’s new ADSL2+ broadband technology to international customers and continuing LTS test head replacement efforts at an RBOC increased, but these increases were more than offset by lower sales of this product due to completion of a testability project with another customer.

Overall sales of cable hardware and software products were $3.5 million in the second quarter of 2007, compared to $4.2 million in the second quarter of the prior year. Second quarter 2006 results contained the impact of a large deployment of DOCSIS® transponders to an MSO, which sales did not repeat in 2007.
Sales of LoopCare™ software products, separate and unrelated to the Company’s DigiTest system products, remained flat at $0.5 million in the second quarter of 2007 and 2006. LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2.7 million in the second quarter of 2007 and 2006.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3.2 million in the second quarter of 2007, comparable to $3.1 million in the corresponding prior year quarter. We believe demand for this product continues to be driven by emphasis on DSL rollouts at remote terminal sites by certain RBOC customers.
Second quarter 2007 sales from Services, which includes installation oversight and project management services provided to RBOCs and fees for software maintenance, were $3.0 million, compared to $3.8 million in the second quarter of the prior year. The decline is primarily attributable to completion of two installation projects in 2006 that did not repeat in 2007.
Sales of N(x)Test™ were $0.4 million for the second quarter of 2007, compared to $0.6 million in the second quarter of 2006. The N(x)Test product offering is project driven and revenue results can and will fluctuate by quarter. In addition, we expect trends in this product line will reflect cross selling efforts of DigiTest EDGE® and related broadband products to legacy N(x)Test customers.
Second Quarter 2007 Financial and Operating Data
Gross profit for the second quarter of 2007 was $7.8 million, a slight increase from the second quarter of 2006. Although we had less revenue in the second quarter of 2007 versus the prior year quarter, gross profit increased primarily due to a more favorable sales mix and lower amortization expense. As a percentage of sales, gross profit for the second quarter of 2007 was 55.0% versus 46.9% for the prior year quarter. The increase in gross profit as a percentage of sales between years is due primarily to a more favorable sales mix, as well as reduced amortization expense.
The Company’s operating expenses were $7.9 million for the second quarter of 2007, including continuing restructuring expense of $0.2 million relating to the closing of the Sarasota facility and stock-based compensation costs of $0.3 million. Operating expenses for the second quarter of 2006 were $8.4 million, including stock-based compensation expense of $0.1 million. Selling and marketing expenses in the quarter were $2.3 million, a decrease of $0.6 million, or 20.8%, from the same period in 2006. The decrease reflects savings from the Company’s restructuring initiatives and lower commission expense.

General and administrative expense increased by $0.5 million or 25.5% to $2.3 million due to increased stock compensation expense and professional service fees that related to tax and legal planning associated with the Company’s agreement to purchase the net assets of the Broadband Test Division of Teradyne, Inc., announced on May 31, 2007 and expected to be completed in the next few weeks. Research and development costs decreased by $0.6 million or 16.7% to $3.0 million as a result of the Company’s restructuring efforts.
The effective tax rate for the second quarter of 2007 was approximately 33.3%, compared to approximately 27.3% in the prior year quarter. The increase is associated with the gradual phase out of certain export tax benefits coupled with the proportional impact of certain other permanent items relative to pretax income.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $10.1 million as of June 30, 2007, compared to backlog of $10.0 million as of December 31, 2006. The backlog at June 30, 2007 does not include approximately $3.3 million of purchase orders received after June 30, 2007 related to a large international project, nor does it include approximately $3.0 million of deferred income reported on the Company’s balance sheet, approximately $1.0 million of which relates to the same international project. Further, the backlog at June 30, 2007 and December 31, 2006 included approximately $5.9 million and $5.7 million, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 58.9% of the current total backlog will be recognized as revenue in the third quarter of 2007.
Third Quarter & Second Half 2007 Outlook
“Regarding our third quarter 2007 outlook, we expect revenues to range from $15 to $19 million with earnings per share from $0.06 to $0.20. The range reflects a number of initiatives that could impact our performance in the third quarter, including the continuing implementation of a large international project and resolution of the timing delays for customer acceptances. We will continue to pursue these initiatives throughout the second half of 2007, as well as other key initiatives, such as accelerated sales and marketing efforts to gain customer acceptance and approval of certain of our new products and to capitalize on RBOC demand for expanding DLC-based DSL services and certain LoopCare features, as well as efforts to expand the embedded base of former Emerson systems through the addition and completion of certain new European projects,” added Peterson.
“Many of these initiatives are currently underway. Our ability to achieve our previously stated full year earnings per share target of $0.50 depends in large part on successful execution and implementation of these initiatives in the second half of 2007. On a final note, this annual earnings per share target, along with our third quarter expectations, do not include any effects from the acquisition of the Teradyne Broadband Test

Division, which we expect to close in the next few weeks. We continue to expect that this acquisition could add up to $10 million in revenue and be accretive to GAAP earnings per share in fiscal year 2007,” concluded Peterson.
Conference Call and Webcast
A conference call to discuss earnings results for the second quarter of 2007 will be held on July 19, 2007 at 9:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s Second Quarter 2007 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=40816
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 300 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com
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(Financial Tables Follow)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Revenues:
Products	$11,181	$12,415	$21,449	$26,775
Services	3,000	3,838	5,774	7,085

	14,181	16,253	27,223	33,860

Cost of sales:
Products	4,976	6,316	9,503	13,975
Services	831	1,404	1,760	2,429
Amortization	570	913	1,138	1,890

	6,377	8,633	12,401	18,294

Gross profit	7,804	7,620	14,822	15,566

Operating expenses:
Selling and marketing	2,325	2,937	4,510	5,623
General and administrative	2,340	1,864	4,448	4,183
Research and development	2,992	3,590	5,945	7,250
Restructuring expense	212	—	594	—

Total operating expenses	7,869	8,391	15,497	17,056

(Loss) from operations	(65)	(771)	(675)	(1,490)
Other income	740	628	1,516	1,255

Income (loss) before income taxes	675	(143)	841	(235)
Provision (benefit)for income taxes	225	(39)	280	(67)

Net income (loss)	$450	$(104)	$561	$(168)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,516	13,247	13,480	13,230

Net income (loss) per common and common equivalent shares	$0.03	$(0.01)	$0.04	$(0.01)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2007	2006
ASSETS

Current assets:

Cash and cash equivalents	$54,171	$57,378
Short-term investments	12,761	5,323
Accounts receivable:
Trade	9,994	15,149
Other	1,460	1,918
Inventories	11,888	8,556
Prepaid expenses	958	776
Receivable from officer	145	148
Deferred and refundable tax assets	2,262	2,939
Assets held for sale	589	1,190

Total current assets	94,228	93,377

Property and equipment, net	3,209	3,301
Intangibles and capitalized software costs, net	40,400	41,487
Goodwill	23,836	23,836
Other assets	664	351

Total assets	$162,337	$162,352

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,215	$1,580
Accrued warranty	2,040	2,135
Accrued expenses	1,308	2,590
Accrued salaries and wages	428	658
Accrued royalties payable	305	200
Deferred income	2,984	2,783

Total current liabilities	8,280	9,946

Deferred tax liabilities and other taxes	3,386	2,962

Total liabilities	11,666	12,908

Total shareholders’ equity	150,671	149,444

Total liabilities and shareholders’ equity	$162,337	$162,352

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,	July 1,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$561	$(168)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,947	2,989
Compensation expense related to stock plans	628	229
Deferred and refundable income taxes	1,101	284
Restructuring charge	246	—
Provisions for losses on inventories	268	(97)
Provision for allowance for doubtful accounts	39	54
Changes in assets and liabilities:
Accounts receivable-trade	5,116	403
Accounts receivable-other	238	(506)
Inventories	(3,600)	(458)
Prepaid expenses and other assets	(492)	194
Accounts payable	(365)	(441)
Accrued warranty	(95)	(71)
Accrued expenses, deferred income & accrued salaries and wages	(1,311)	(1,519)
Accrued royalties payable	105	(390)
Income taxes payable	—	(542)

Net cash provided by (used in) operating activities	4,386	(39)

Cash flows from investing activities:
Purchase of Emerson test division	—	(5,501)
Purchase of short-term investments	(11,608)	(6,528)
Redemption/maturity of short-term investments	4,170	14,348
Capital expenditures, including capitalized software	(761)	(825)
Sale of assets held for sale	568	—

Net cash (used in) provided by investing activities	(7,631)	1,494

Cash flows from financing activities:
Tax benefit from exercise of stock options	36	94
Proceeds from exercise of stock options	2	406

Net cash provided by financing activities	38	500

Net (decrease) increase in cash and cash equivalents	(3,207)	1,955
Cash and cash equivalents at beginning of period	57,378	49,421

Cash and cash equivalents at end of period	$54,171	$51,376

Explanation of Non-GAAP Measures
During the second quarter of 2007, we continued the restructuring program that we announced on July 27, 2006, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the non-recurring charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items. Our non-GAAP financial measures also exclude share—based compensation expense. These expenses consist of expenses for employee stock options and restricted stock grants. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three and six month periods ended June 30, 2007 and July 1, 2006, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:

•	Restructuring expense: For the three and six month periods ended June 30, 2007 and July 1, 2006, we have excluded the effect of the restructuring program from our GAAP operating expense, operating income, net income and diluted EPS. The restructuring program included charges primarily associated with employee severance, refinement of estimates related to relocation and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense. For the three and six month periods ended June 30, 2007 and July 1, 2006, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating income, net income and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.
Reconciliation to GAAP- Quarter Ended June 30, 2007 (Unaudited)

		Operating
	Operating	(Loss)	Net	Diluted
(In thousands, except per share amount)	Expense	Income	Income	EPS

GAAP Reported Results	$7,869	$(65)	$450	$0.03
Restructuring expense	(212)	212	141	$0.01
Stock-based compensation expense	(274)	274	182	$0.02

Non-GAAP Results, Excluding special items	$7,383	$421	$773	$0.06

Reconciliation to GAAP- Six Months Ended June 30, 2007 (Unaudited)

		Operating
	Operating	(Loss)	Net	Diluted
(In thousands, except per share amount)	Expense	Income	Income	EPS

GAAP Reported Results	$15,497	$(675)	$561	$0.04
Restructuring expense	(594)	594	395	$0.03
Stock-based compensation expense	(628)	628	418	$0.03

Non-GAAP Results, Excluding special items	$14,275	$547	$1,374	$0.10

Reconciliation to GAAP- Quarter Ended July 1, 2006 (Unaudited)

	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Expense	(Loss)	(Loss)	EPS

GAAP Reported Results	$8,391	$(771)	$(104)	($0.01)
Stock-based compensation expense	(114)	114	83	$0.01

Non-GAAP Results, Excluding special items	$8,277	$(657)	$(21)	$0.00

Reconciliation to GAAP- Six Months Ended July 1, 2006 (Unaudited)

	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Expense	(Loss)	(Loss)	EPS

GAAP Reported Results	$17,056	$(1,490)	$(168)	($0.01)
Stock-based compensation expense	(229)	229	164	$0.01

Non-GAAP Results, Excluding special items	$16,827	$(1,261)	$(4)	$0.00

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the third quarter of 2007 and the full year 2007, its ability to resolve timing and implementation issues in one of its large international projects, new product initiatives, its participation in the fundamental network migration currently underway in the telecommunications industry, its ability to align its products more closely with its customers’ focus on new network and service platform development, and its confidence in winning broadband customers. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) inability to complete sales, or possible delays in deployment, of products under international projects due to inability to complete or possible delays in completing the legal and commercial terms for such projects, including the timely receipt of purchase orders for such projects, project delays or cancellations, political instability, inability to obtain proper acceptances or other unforeseen obstacles or delays; (b) inability to complete or possible delays in completing certain research and development efforts required for international projects; (c) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (d) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (e) the inability of the Company to realize the benefits of the reduction in its cost structure due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (f) the risk that our cost-cutting initiatives may have impaired the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (g) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (h) lower than expected demand for our cable testing products and pricing pressures on those products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (i) lower than expected demand for our telecom testing products in the competitive local exchange carrier market; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; (m) our ability to efficiently integrate acquired businesses and achieve expected synergies, in particular, the acquisition of the Broadband Testing Division of Teradyne, Inc. expected to close during the third quarter, and management distraction from other important strategic initiatives which may be caused by such efforts; and (n) delays in the rate of acceptance of our new product initiatives in the markets into which they will be sold, caused by extended testing or acceptance periods, requests for custom or modified engineering of such products, and customer budget cycles, among other factors. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2006 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™LoopCare is a trademark of Tollgrade Communications, Inc.
™N(x)Test is a trademark of Tollgrade Communications, Inc.
®DOCSIS is a registered trademark of Cable Laboratories, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
®EDGE is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.